UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM SD
SPECIALIZED DISCLOSURE REPORT

Cornerstone Building Brands, Inc.
(Exact name of registrant as specified in its charter)
________________

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5020 Weston Parkway, Suite 400, Cary, NC	27513
(Address of principal executive offices)	(Zip Code)

Alena S. Brenner
Executive Vice President, General Counsel and Corporate Secretary
(866) 419-0042
(Name and telephone number, including area code, of person to contact in connection with this report)
________________

Check the appropriate box to indicate the rule pursuant to which this form is being submitted, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _____________.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report.

Conflict Minerals Disclosure

A copy of Cornerstone Building Brands, Inc.’s (the “Company”) Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at: https://investors.cornerstonebuildingbrands.com/financial-info/sec-filings.*

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 is filed hereto as Exhibit 1.01 to this Form SD.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3 – EXHIBIT

Item 3.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2024 to December 31, 2024.

* The reference to the Company’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report, nor is it deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

CORNERSTONE BUILDING BRANDS, INC.

	By:	/s/ Alena S. Brenner
		Name:	Alena S. Brenner
		Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: May 30, 2025